Exhibit 5.1

Christopher W. Carr* Daniel W. Carr Fay Chu Fong
455 Sherman St., Suite 300 Denver, Colorado 80203 Phone: 303-777-3737 Fax: 303-777-3823 www.dillanddill.com

John J. Coates

Kevin M. Coates

H. Alan Dill

Robert A. Dill

Thomas M.  Dunn

John A. Hutchings

Tom Lamm

Stephen M. Lee

Fay M. Matsukage**

Dudley W. Morton

Adam P. Stapen

Jon Stonbraker

Craig A. Stoner

Frank W. Suyat

Patrick D. Tooley

*Also licensed in Washington

** Also licensed in Nevada

September 19, 2011

Gasco Energy, Inc.

8 Inverness Drive East, Suite 100

Englewood, CO 80112

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration by Gasco Energy, Inc., a Nevada corporation (the “Company”), of an aggregate of 21,378,483 shares of common stock, par value $0.0001 per share (the “Shares”), of the Company to be issued pursuant to the Gasco Energy, Inc. 2011 Long-Term Incentive Plan (the “Plan”), under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 19, 2011, you have requested our opinion with respect to the matters set forth below.

In our capacity as special corporate counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance, and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed.  In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the corporate laws of the State of Nevada, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

Subject to the foregoing, it is our opinion that as of the date hereof, the Shares have been duly authorized, and, upon the issuance of and payment for the Shares in accordance with the terms set forth in any stock options duly granted under the Plan, or through direct issuances duly effected under the Plan, the Shares will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Dill Dill Carr Stonbraker & Hutchings, P.C.

Dill Dill Carr Stonbraker & Hutchings, P.C.